Exhibit 10.3

270 Brannan Street
San Francisco, CA 94107

March 30, 2022

Doug Merritt
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA 94107

Re: Transition and Separation Agreement

Dear Doug,

We appreciate your exceptional contributions to the growth and success of Splunk Inc. (“Splunk” or the “Company”) over the last eight years and the work you’ve done in setting the base for our ongoing business model transformation. We wish you all the best as you move forward. This transition and separation agreement (this “Agreement”) confirms our agreement regarding your transition out of Splunk following (a) the termination of your employment by the Company without “cause” within the meaning of your Offer Letter (as defined below) as President and CEO of the Company effective November 13, 2021 and (b) the termination of your employment with the Company as a strategic advisor to the Interim CEO of the Company at 5:00 pm PST on March 31, 2022.
1.Transition and Separation. Your separation with the Company will occur at 5:00 pm PST on March 31, 2022, unless your employment is terminated earlier in accordance with your existing employment arrangements (the “Separation Date”). If your employment terminates earlier than March 31, 2022, that date will become the “Separation Date” for the purposes of this Agreement. The time period between the date of this Agreement and the Separation Date, if any, is your “Transition Period.” You and the Company agree that, provided you comply with the terms and conditions of this Agreement, your agreements with Splunk, the Code of Business Ethics and Conduct and all applicable Splunk policies, during your Transition Period:
•You will remain a Splunk employee and Splunk will continue to pay you your currently applicable base salary, minus applicable tax withholdings and deductions, payable in accordance with Splunk’s standard payroll practices. In accordance with the terms of the applicable equity plan, you will continue to be eligible to vest in any of your outstanding equity awards of the Company during the Transition Period (including equity awards granted to you in March 2021 scheduled to vest in March 2022), and, except as specifically described in this Agreement, any unvested equity awards will cease vesting and be cancelled on the Separation

Date. If you participate in the Employee Stock Purchase Plan (“ESPP”), your participation will terminate in accordance with the terms of the ESPP. If enrolled, the Company will continue to provide you with your Company-sponsored health benefits through the end of the month of your Separation Date. You will be paid any accrued and unused PTO through your Separation Date. A lump sum cash payment of your annual cash bonus for fiscal year 2022 under the Company’s Executive Bonus Plan, based on actual achievement of the applicable fiscal 2022 performance goals as determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, will be paid to you at the same time fiscal year 2022 cash bonuses under the Company’s Executive Bonus Plan are paid to other participants thereunder, minus applicable tax withholdings and deductions. You acknowledge that you will not be eligible for, nor will you receive, any other bonus, variable compensation, or other payment, or vesting of equity awards, except as specifically described in this Agreement.
•You will promptly cancel all outstanding business travel tickets, hotels, and any other reservations you have purchased for your employment with Splunk, and submit all reimbursement requests to Splunk via Concur no later than 30 days from your actual termination date, even if it is before the Separation Date, and you will be reimbursed any outstanding reasonable and necessary business and travel expenses (including cancelation fees), in accordance with Splunk’s Travel and Expense Policy.
Throughout the Transition Period:
•You will continue to report to Splunk’s interim Chief Executive Officer. You will, as requested, remain available in person, by phone and electronic means and provide reasonable and timely assistance to answer questions and transition your duties and responsibilities, as reasonably requested by Splunk.
•You will not work in any capacity for any other company, business, or organization during the Transition Period without Splunk’s prior written consent.
•You will comply with the applicable (i) terms and conditions of your employment offer letter, as amended from time to time (your “Offer Letter”); (ii) terms and conditions of the Employee Invention Assignment and Confidentiality Agreement (“EIACA”); and (iii) Splunk policies and practices, including the Code of Business Conduct and Ethics and Insider Trading Policy. You further affirm that you will comply with your continuing obligations under these agreements and policies post-termination.

If, during the Transition Period, you are hired into a position outside of Splunk that starts during the Transition Period, you must provide written notice to Kristen Robinson at kristenr@splunk.com at least three business days before starting your new position. Upon such written notice you will be deemed to have resigned your Splunk employment effective immediately, and the date of such written notice will then constitute the Separation Date under this Agreement.
For the avoidance of doubt, you may voluntarily resign from Splunk prior to 5:00 pm PST on March 31, 2022, and your employment may otherwise be terminated in accordance with your existing employment arrangements prior to 5:00 pm PST on March 31, 2022. If your Splunk employment terminates during the Transition Period, including without limitation due to you being hired into a position outside of Splunk that starts during the Transition Period, the compensation and benefits described above will end immediately upon your new Separation Date.
Effective as of your Separation Date, your existing Offer Letter with the Company, dated November 16, 2015, as amended on each of June 4, 2019, May 7, 2020, and November 22, 2021, shall terminate. However, except as modified by this Agreement, paragraphs 5 (Confidentiality); 8 (Section 409A Matters); 9 (Definitions); and 12 (Arbitration) therein, in all cases, shall continue in full force and effect, except as specifically modified by the fully executed Agreement.
2.Severance. Subject to the terms and conditions of this Agreement, in consideration for (i) your timely execution and return of this Agreement to Splunk by the Deadline (as defined below), which includes the general release of claims in paragraph 3, and (ii) non-revocation of this Agreement, and provided (i) your employment with Splunk ends as described above at 5:00 pm PST on March 31, 2022, and (ii) you comply with all the terms and conditions of this Agreement, your EIACA, and all applicable Company policies, the Company will provide you with the following severance (“Severance”):
a.Severance Pay: A lump sum cash payment equal to $1,537,500, which you and the Company agree equals 18 months of your current base salary, plus a pro-rated portion of your annual target bonus for the fiscal year of termination based on the number of months employed, paid within 30 calendar days following the Effective Date.
b.Equity Awards:
i.As soon as administratively practicable (and in any event within 30 calendar days) following the Effective Date, acceleration of vesting of 89,413 shares underlying your outstanding Splunk equity awards (other than shares underlying the performance units granted to you in March 2021) scheduled to vest in June 2022, September 2022, December 2022 and March 2023. You

and the Company agree that the number of shares set forth in the previous sentence equals the number of shares underlying your outstanding Splunk equity awards, other than shares underlying the performance units granted to you in March 2021, scheduled to vest in June 2022, September 2022, December 2022 and March 2023.
ii.As soon as administratively practicable (and in any event within 30 calendar days) following the Effective Date, acceleration of vesting of 40,945 shares underlying the Splunk performance units granted to you in March 2021. You and the Company agree that this is the portion of such performance units that would have vested pursuant to their original time-based vesting schedule in June 2022, September 2022, December 2022 and March 2023. Together with the 89,413 shares covered by paragraph 2(b)(i), above, the total number of shares that would accelerate vesting pursuant to this paragraph 2(b) is 130,358 shares. You will forfeit all outstanding stock price PSUs that are unearned as of the Separation Date.
c.COBRA Pay. $24,000 in lump sum, which, at your discretion, you may use to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to be paid as soon as administratively practicable (and in any event within 30 calendar days) following the Effective Date. Note, your current medical, dental and vision coverage under Splunk’s group health plans will end on the last day of the month of your Separation Date. You will then have the opportunity to continue coverage through COBRA.
Except as explicitly set forth in this paragraph 2, you acknowledge and agree that you are not entitled to receive any other severance benefits, or any other post-employment compensation (including vesting of equity awards eligible to vest based on Splunk’s stock price) or benefits, from the Company, whether as stated in the Offer Letter, described in this Agreement or otherwise. You further acknowledge that no payment or other consideration provided in exchange for your execution and non-revocation of this Agreement constitutes a raise, a bonus, or continued employment and that this Agreement is not a condition of employment or continued employment. You acknowledge that without this Agreement, you are otherwise not entitled to the Severance listed in this paragraph 2. The Severance will be subject to all applicable tax withholdings and deductions. Notwithstanding the foregoing, you and the Company acknowledge that, separate and apart from the Severance and regardless of whether you enter into this Agreement: (x) in March 2022 you vested in 84,827 shares underlying outstanding equity awards; (y) you will be paid $1,324,350 for your fiscal year 2022 cash bonus under the Company’s Executive Bonus Plan (which is equal to your fiscal year 2022 cash bonus thereunder minus any mid-year advance) at the same time fiscal year 2022 cash bonuses under the Company’s Executive Bonus Plan are paid to other participants thereunder, minus applicable tax withholdings and deductions; and (z) you will be paid any accrued and unused PTO through your Separation Date, minus applicable tax withholdings and deductions, immediately following your separation date.
3.Your General Release of Claims. By entering into this Agreement, you are agreeing to the following general release of claims and to resolve any potential disputes between us.
In consideration for receiving the Severance, you hereby waive and release, to the maximum extent permitted by applicable law, any and all claims, whether known or unknown, against the Company and the Released Parties (defined below) with respect to any matter, including, without limitation, any matter related to or arising out of your employment with the Company or the termination of that employment relationship.
This waiver and release includes, without limitation, federal and state WARN Act claims; claims under the Employee Retirement Income Security Act; claims for attorneys’ fees or costs; any and all claims for cash bonuses; any and all claims for stock, stock options, restricted stock units or other equity-based or equity securities; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation, harassment and discrimination; and claims under any federal, state or local laws, ordinances and regulations.
You agree not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required or permitted by law.
This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be waived or released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.
The Released Parties: The “Released Parties” include Splunk and/or its respective predecessors, successors, past or present parent companies or subsidiaries, affiliated companies, investors or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans.
Please be advised: Nothing in this Agreement precludes you from communicating with the government, including filing a charge with, participating in any investigation or proceeding before, or reporting actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse) to any government agency or body. However, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery to the fullest extent permitted by law. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program and you do not need to provide notice to or obtain authorization from Splunk to do so. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the California state legislature. Further, nothing in this Agreement is intended to prohibit or discourage you from discussing employee wages, benefits or terms and conditions of employment.
4.Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims and that there is a risk that, after entering into this Agreement, you may learn information that might have affected your decision to enter it. You assume this risk and all other risks of any mistake in entering into this Agreement. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
5.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you have a right to and should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days from the date of this Agreement within which to consider this Agreement (the “Deadline”); (d) you have 7 calendar days following the execution of this Agreement to revoke it; and (e) this Agreement will not be effective until the eighth day after you sign it, provided that you have not revoked it (the “Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period. To revoke this Agreement, you must email a written notice of revocation to Kristen Robinson at kristenr@splunk.com prior to the end of the 7-day period. The severance offer will be automatically withdrawn if you do not sign this Agreement by the Deadline.
6.Nothing Owed. Except as otherwise set forth above, you acknowledge and agree you have been timely paid all wages earned through the Separation Date. Except as set forth herein, you acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits you are entitled to receive from the Company in the future are those specified in this Agreement. You agree that you have no unreimbursed business expenses.
7.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Released Parties of any liability, wrongdoing, or violation of law.
8.Continuing Obligations. At all times in the future, you remain bound by your EIACA, a copy of which is attached as Attachment 1. Note, however, that you will not be held civilly or criminally liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.
9.Return of Company Property. You agree that you will promptly return to the Company all Company property (e.g. laptops, tablets, mobile devices, equipment, security badge, phone, software, corporate credit card, keys) and all confidential Company information (e.g. all Company documents, files, notes, and other data) by contacting Mini Khroad at mkhroad@splunk.com. You further agree that you will permanently disable access to any Company repositories, databases, directories or other assets.
10.Update Social Media. If you represent your Splunk employment on social media, such as LinkedIn and Facebook, you agree that, within five days of the

Separation Date, you will update all your social media accounts to accurately reflect your Splunk dates of employment.
11.References. You shall direct prospective employers seeking reference checks to contact SPOT@splunk.com. The Company will follow its standard policy and practice with respect to outside inquiries about your employment. Splunk’s policy as to references for employees who have left the Company is to disclose only the dates of employment and title of the last position held. Upon your request and written authorization, the Company will also verify your compensation.
12.Non-Disparagement. In exchange for the Severance, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online or to any person or entity including, but not limited to, the press and/or media, current or former employees, directors, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. In exchange for the general release and other terms herein, the Company will instruct its current Executive Leadership Team not to disparage, or encourage or induce others to disparage, you, provided that nothing herein prevents the Company from providing truthful information as required by law. For the purpose of the previous sentence, “disparage” includes, without limitation, making comments or statements online or to any person or entity including, but not limited to, the press and/or media, current or former employees, directors, partners or principals of the Company or any entity with whom you have a business relationship, that would adversely affect in any manner your reputation or the manner in which you conduct your business or personal affairs. The Company's compliance with its reporting obligations under applicable law and Institutional Shareholder Services guidance, in each case in the Company's regulatory filings with respect to your termination of employment, will not constitute disparagement. Nothing in this paragraph shall prohibit you from providing truthful information as provided in this Agreement and as required by law, including as permitted or required by law in a legal proceeding or a government investigation. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
13.Cooperation. You agree to cooperate with the Company and its counsel for any legal matter about which you have information based on your employment with the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, providing testimony, or providing documents to the Company. You agree that at the Company’s request, you will provide reasonable assistance to the Company or any associated company in any threatened or actual litigation, arbitration, investigation or regulatory proceeding concerning it or them where you have knowledge of any facts or other matters which the Company or any associated company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements, affidavits, testimony, meeting with legal and other professional advisers, attending interviews, hearings and giving evidence). The Company will, to the extent permitted by law and applicable court rules, reimburse you for reasonable out-of-pocket expenses you incur in extending such cooperation, in accordance with Splunk’s Travel and Expense Policy.
14.Miscellaneous. You acknowledge and agree that, except as described above, any unvested equity awards granted to you by the Company will cease vesting on your Separation Date and will be forfeited, in accordance with the terms of the applicable equity plan. You acknowledge that you continue to be bound by the Company’s Insider Trading Policy, which among other obligations, prohibits you from trading Company stock if (1) you possess material nonpublic information regarding the Company and/or (2) there is a Company trading blackout at the time of your employment termination. You represent and warrant that throughout your employment you complied with the Company’s Code of Business Conduct and Ethics (“Code”) and you are not aware of any violations of the Code by any other person. You acknowledge that you will continue to comply with applicable provisions of the Code after your employment terminates. You also acknowledge that, if and as applicable, you signed and/or will sign the Company’s quarterly and/or annual sales certification.
15.Dispute Resolution. You and the Company agree that any and all claims or disputes arising out of, or relating to, this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, CA (or another mutually agreeable location, including remotely using video and/or audio streaming) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures (http://www.jamsadr.com/rules-streamlined-arbitration/). Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such claim or dispute through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. Claims will be governed by applicable statutes of limitations. All claims must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement is governed by the Federal Arbitration Act.
16.Entire Agreement. You and the Company agree that this Agreement, including the documents referenced herein, constitute the entire agreement between you and the Company regarding its subject matter. All prior or contemporaneous negotiations, agreements, understandings, or representations are expressly superseded hereby and are of no further force and effect except as expressly stated herein. This Agreement may only be modified in a written document signed by you and an authorized Company representative.
17.Governing Law. This Agreement, except for the arbitration agreement, shall be governed by the laws of the state of California.
18.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted and such invalidity or unenforceability shall not affect any other provision, the balance of which will remain in and have its intended full force and effect. Provided, however, that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
19.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
To accept this Agreement, please sign and date this Agreement and return it to Kristen Robinson at kristenr@splunk.com by the Deadline as defined in paragraph 5. If you do not execute this Agreement by the Deadline, the offer will expire, and you will not receive the Severance
We thank you for your contributions to Splunk and we wish you well in your future pursuits.

Sincerely,
Splunk Inc.

By: /s/ Graham Smith

Name: Graham Smith
Title: Interim CEO and Chair, Splunk Inc.

I agree with the terms and conditions of this Agreement as signified by my signature below. I acknowledge that I have a right to consult with an attorney and was free to do so. I acknowledge that my consent to this Agreement is knowing and voluntarily. I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed	/s/ Doug Merritt	Dated:	March 30, 2022

(Must be signed by the Deadline, as set forth in paragraph 5.)

Attachment 1: Employee Invention Assignment and Confidentiality Agreement
Attachment 2: Certification Regarding Splunk Assets & Information